Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Harbor Custom Development, Inc. and Subsidiaries (the “Company”) on Form S-8, of our report dated March 24, 2022 except for Note 1 - Restatement and updates to Note 2 - Nature of Operations and Summary of Significant Accounting Policies—“Earnings (Loss) Per Share” as to which the date is May 2, 2022, with respect to our audit of the financial statements of Harbor Custom Development, Inc. and Subsidiaries as of December 31, 2021 and 2020, and for the years then ended, and to all references to our firm included in this Registration Statement.

/s/ Rosenberg Rich Baker Berman P.A.

Somerset, New Jersey
June 15, 2022